Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors)
(480) 606-3337
Sharrifah Al-Salem, FD
(415) 293-4414

RURAL/METRO FINALIZES DEBT REFINANCING

SCOTTSDALE, Ariz. (Dec. 10, 2009) – Rural/Metro Corporation (NASDAQ: RURL), a leading provider of ambulance and private fire protection services, announced today that in conjunction with the financing of its previously announced tender offer for and consent solicitation relating to its 9.875% Senior Subordinated Notes due 2015 (the “Notes”), it has finalized its new senior secured credit facility and retired $121 million aggregate principal amount of the outstanding Notes.

The new credit facility includes a $180 million five-year term loan maturing in 2014 and a $40 million four-year revolving credit facility maturing in 2013.

Jack Brucker, President and Chief Executive Officer, said, “We are very pleased to complete the refinancing having achieved our goals: to simplify the capital structure, reduce our overall cost of capital, and create additional access to prepayable debt.

The Company will use borrowings under the new credit facility, in addition to approximately $18.3 million of the Company’s cash, to finance its tender offer to purchase the Notes, to repay $56.0 million of outstanding term loan debt, and to pay certain fees and expenses related to these transactions.

The new term loan bears interest initially at a rate of 7.0% (reflecting a LIBOR floor of 2% + 5.0%) and allows the Company the flexibility to prepay senior and junior debt as long as certain covenants and conditions are met. Required amortization will be 1.0% the first year, 5.0% in years, and 5.0% annually thereafter, with a mandatory sweep of 50.0% of excess cash flows applicable to the Company’s amortization obligation.

The revolving credit facility is comprised of a $15.0 million undrawn credit line with a fee of 0.75% and a $25.0 million letter of credit facility subline which bears interest at a rate of 5.0%. In addition, the Company will utilize approximately $17.5 million of its cash under a cash collateralized Letter of Credit Facility which bears a 1.25% fee. Letters of credit will be utilized primarily to support the Company’s general liability and workers’ compensation insurance programs.

The Company also announced that the tender offer by Rural/Metro Operating Company, LLC (“Rural/Metro LLC”) and Rural/Metro (Delaware) Inc. (“Rural/Metro (Delaware)”) to purchase any and all of their outstanding Notes and consent solicitation for consents to certain proposed amendments to the Indenture expired at 5:00 p.m., New York City time, on December 8, 2009 (the “Expiration Date”). Holders of $121 million aggregate principal amount of the outstanding Notes (approximately 96.8%) tendered their Notes and have delivered the requisite consents for the proposed amendments prior to the Expiration Date.

Rural/Metro LLC and Rural/Metro (Delaware) have accepted all validly tendered Notes for payment. Holders of the Notes validly tendered prior to the Consent Date received the total consideration of $1,074.14 per $1,000 principal amount of the Notes, which includes a consent payment of $20 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest up to, but not including, the Expiration Date.

In addition, the Company has announced that it intends to redeem any remaining outstanding Notes (approximately $4.0 million) in March 2010, which is the earliest date that the Company is permitted to redeem the Notes.

RBC Capital Markets acted as Sole Lead Arranger & Sole Bookrunner on the credit facilities and Sole Dealer Manager & Solicitation Agent on the tender offer and consent solicitation.

About Rural/Metro Corporation

Rural/Metro Corporation provides emergency and non-emergency ambulance services and private fire protection services in 22 states and approximately 400 communities throughout the United States. For more information, visit the Rural/Metro Corporation’s web site at www.ruralmetro.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “will,” “believes,” “seeks,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” and similar expressions are intended to identify forward-looking statements. All statements that address events or developments that we expect or anticipate will occur in the future, including statements relating to the tender offer by Rural/Metro Operating Company, LLC and Rural/Metro (Delaware) Inc., the new senior secured credit facilities and the use of proceeds therefrom are forward-looking statements. Similarly, statements that describe the Company’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by the Company’s management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. See risks and uncertainties described in “Risk factors” included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed with the Securities and Exchange Commission (“SEC”) on September 9, 2009. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site at www.sec.gov, or the Company’s web site at www.ruralmetro.com.

(RURL/F)

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